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EXHIBIT 5.1

                                                       June 19, 2001




BTU International, Inc.
23 Esquire Road
North Billerica, MA  01862

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 750,000 shares of Common Stock, $.01 par value (the "Incentive Plan Shares"), of BTU International, Inc. (the "Company") to be issued upon exercise of options awarded under BTU International, Inc. 1993 Equity Incentive Plan (the "Incentive Plan") and 200,000 shares of Common Stock, $.01 par value (collectively with the Incentive Plan Shares, the "Shares") under the BTU International, Inc. 1988 Employee Stock Purchase Plan (collectively with the Incentive Plan, the "Plans").

     We have acted as special counsel for the Company and are familiar with the action taken by the Company in connection with the Plans. For purposes of this opinion we have examined the Plans and such other documents as we deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold and consideration received therefor by the Company in accordance with the terms of the respective Plans, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Ropes & Gray
                                               ----------------------
                                               Ropes & Gray